INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-35091 of Speedway Motorsports, Inc. and Subsidiaries on Form S-4 of our report dated February 28, 1997, appearing in the Prospectus, which is a part of this Registration Statement. Our report expresses an unqualified opinion and includes an explanatory paragraph relating to significant tax adjustments proposed by the Internal Revenue Service for additional income taxes and penalties, plus interest, at Atlanta Motor Speedway, Inc.

We also consent to the reference to us under the heading "Selected Financial Data" and "Independent Auditors" in such Prospectus.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Charlotte, North Carolina
September 16, 1997